EXHIBIT 2

Standstill Agreement

This Agreement is entered into as of August 30, 2024 (this "Agreement" (including the exhibits hereto)), by and among Saba Capital Management, L.P. ("Saba") and Federated Investment Management Company (the "Adviser" and, together with Saba, the "Parties" and each individually a "Party").

Whereas, the Adviser or its affiliates serve or in the future may serve as the investment manager or sub-adviser to several funds, including Federated Hermes Premier Municipal Income Fund, a closed-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act") (the "Fund"); and

Whereas, as of the close of business on the date hereof, Saba may be deemed to be the beneficial owner (as such term is used in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of, in the aggregate, 1,650,924 common shares of beneficial interest of the Fund, 0.01 par value (the "Common Shares"), which include Common Shares held by one or more private funds and accounts managed by Saba (the "Saba Private Funds") and one or more public funds registered under the 1940 Act managed by Saba (the "Saba RICs"). For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, the Saba RICs are not party to, are not restricted by and are not governed by, the terms of this Agreement and nothing in this Agreement shall restrict Saba from acting on behalf of the Saba RICs in accordance with its duties as advisor to the Saba RICs, which Saba represents will include actions taken in good faith and not deliberately intended to contravene the provisions of this Agreement.

Now, Therefore, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

Section 1. Tender Offer by the Fund

1.1 On the basis of the representations, warranties and agreements set forth herein and subject to performance by Saba of its covenants and other obligations hereunder and the other conditions set forth herein:

(a) The Adviser represents that the Fund's Board of Trustees (the "Board") has, subject to the execution of the Agreement, approved a tender offer pursuant to which the Fund would offer to purchase for cash 32% (or such lesser amount if shareholders' demand is less than 32%) (the "Maximum Amount") of its outstanding Common Shares (the "Tender Offer"). Subject to the execution of this Agreement, the Tender Offer shall include the following terms: (i) all shareholders would have the opportunity to tender some or all of their Common Shares at a price equal to 99% of the Fund's net asset value per share ("NAV") as determined as of the close of the regular trading session of the New York Stock Exchange (the "NYSE") on the expiration date of the Tender Offer or the preceding or subsequent business day, (ii) the Fund will purchase Common Shares tendered and not withdrawn on a prorated basis up to the Maximum Amount if greater than the Maximum Amount of Common Shares are properly tendered and not properly withdrawn, (iii) the consideration to be paid by the Fund for Common Shares purchased under the Tender Offer shall consist solely of cash and (iv) if less than the Maximum Amount of Common Shares have been properly tendered and not withdrawn, then the Fund would only be obligated to purchase such amount of Common Shares actually properly tendered and not withdrawn.

(b) The Tender Offer shall be commenced not earlier than September 13, 2024 and (subject to Section 1.1(f) hereof) not later than October 1, 2024;

(c) the Tender Offer shall expire or close no later than twenty-one (21) business days after its commencement and the Fund shall pay for any of the Common Shares tendered in such Tender Offer no later than seven (7) business days after the expiration or closing of the Tender Offer (such date of payment, the "Tender Offer Payment Date");

(d) The Tender Offer shall not provide for preferential treatment for any shareholders of the Fund.

(e) The Tender Offer shall require odd lot tenders to be subject to the same proration terms as tenders of 100 shares or more.

(f) The Fund will not commence the Tender Offer or accept tenders of the Fund's Common Shares during any period when the Fund determines in good faith that: (1) such transactions, if consummated, would (i) result in delisting of the Fund's Common Shares from the NYSE; (ii) impair the Fund's status as a regulated investment company under the Internal Revenue Code of 1986, as amended (which would make the Fund subject to U.S. federal income taxes on all of its income and gains in addition to the taxation of shareholders who receive distributions from the Fund); or (iii) result in a failure to comply with the applicable asset coverage requirements in the event any senior securities are issued and outstanding; or (2) there is any (i) material legal or regulatory action or proceeding instituted or threatened challenging such transactions or otherwise materially adversely affecting the Fund; (ii) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s); (iii) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State; or (iv) other event or condition which, in the Board's judgement, would have a material adverse effect on the Fund or the Fund's shareholders if tendered Common Shares were purchased. In the event of a delay pursuant to any of clauses (1) through (2) above, the Adviser will provide prompt written notice to Saba together with an explanation of the reason for such delay and reasonable support for such determination. In the event of a delay pursuant to clause 2(iv), if the delaying event lasts more than one month, the Parties will discuss the delaying event and whether it is continuing, and if Saba does not agree that it is continuing, Saba may terminate the Agreement. In the event of a delay pursuant to either of clauses (1) or (2) above, the Fund will commence the Tender Offer as soon as practicable and not later than 20 days after the termination of such delaying event.

(g) Other than in connection with regularly scheduled distributions under a dividend reinvestment plan, the Fund would not issue any Common Shares or any securities exchangeable or convertible into Common Shares prior to the payment of the Tender Offer proceeds.

(h) Saba agrees to tender, or cause to be tendered, all of the Common Shares of which Saba or its Affiliates or a Saba Entity (each, as defined below) is the beneficial owner (as such term is used in Rule 13d-3 under the Exchange Act) in the Tender Offer, including, but not limited to, all of the Common Shares then owned by Saba and the Saba Private Funds and excluding the Saba RICs.

Section 2. Additional Agreements

2.1 Saba covenants and agrees that during the period from the date of this Agreement through the date that is the earlier of (a) such date that the Fund determines not to conduct the Tender Offer (which date shall not include a determination to delay the Tender Offer pursuant to Section 1.1(f) provided that the Adviser shall provide prompt written notice to Saba of the Board's determination not to conduct or delay the Tender Offer), and (b) 60 days prior to the earlier of the last date that a shareholder proposal pursuant to Rule 14a-8 under the Exchange Act or trustee nomination is permitted to be submitted to the Fund for the Fund's 2027 annual meeting of shareholders (the "Effective Period"), it will not, and will cause its respective principals, directors, general partners, members, officers, employees, agents (acting on Saba's behalf), affiliated persons (as defined in the 1940 Act and which, for the avoidance of doubt, shall exclude the Saba RICs but shall include (without limitation) any account or other pooled investment vehicle now or in the future managed, advised or sub-advised by Saba or its affiliated persons) and representatives under Saba's control (all such persons, collectively, the "Saba Entities"), and any other persons controlled by or under common control with Saba or Saba Capital Management GP, LLC or Boaz R. Weinstein (which shall not include the Saba RICs) (such other persons, "Affiliates"), not to, directly or indirectly, alone or in concert with others (including, by directing, requesting or suggesting that any other person (which for the avoidance of doubt includes, without limitation, entities and individuals) take any of the actions set forth below), unless specifically permitted in writing in advance by the Adviser, take any of the actions with respect to the Fund as set forth below:

(a) effect, seek, offer, engage in, propose (whether publicly or otherwise and whether or not subject to conditions) or cause, participate in or act to, or assist any other person to effect, seek, engage in, offer or propose (whether publicly or otherwise) or cause, participate in or act to (other than as specifically contemplated by this Agreement):

(i) any "solicitation" of "proxies" or become a "participant" in any such "solicitation" as such terms are defined in Regulation 14A under the Exchange Act, including any otherwise exempt solicitation pursuant to clause (iv) of Rule 14a-1(l)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b), in each case, with respect to securities of the Fund (including, without limitation, any solicitation of consents to act by written consent or call a special meeting of shareholders);

(ii) knowingly encourage or advise any other person or knowingly assist or act to assist any person in so encouraging or advising any person with respect to the giving or withholding of any proxy, consent or other authority to vote (other than such encouragement or advice that is consistent with Fund management's recommendation with respect to the Fund in connection with such matter or encouragement or advice solely amongst Saba and its Affiliates and the Saba Entities) with respect to the Fund; or

(iii) any (i) tender or exchange offer for securities of the Fund (aside from the Tender Offer contemplated by Section 1 or any other tender offer offered or approved by the Fund to all shareholders), or any merger, consolidation, business combination or acquisition or disposition of assets of the Fund, or (ii) recapitalization, restructuring, open-ending, liquidation, dissolution or other similar extraordinary transaction with respect to the Fund (it being understood that the foregoing shall not restrict any person (including Saba and its Affiliates) from tendering Common Shares, receiving payment for Common Shares or otherwise participating in any such transaction on the same basis as other shareholders of the Fund or from participating in any such transaction that has been approved by the Fund Board, subject to the terms of this Agreement); or

(b) form, join or in any way participate in any "group" (within the meaning of Section 13(d)(3) of the Exchange Act and Rule 13d-5(b)(1) thereunder) (other than a group that consists solely of members of Saba and its Affiliates and the Saba Entities) with respect to the securities of the Fund or in connection with seeking the election or removal of any trustee of the Fund or taking any action described in Section 2.1(a)(i)-(iii);

(c) deposit any securities of the Fund in any voting trust or subject any securities of the Fund to any arrangement or agreement with respect to the voting of the securities of the Fund, including, without limitation, lending any securities of the Fund to any person or entity for the purpose of allowing such person or entity to vote such securities in connection with any shareholder vote or consent of the Fund (other than any such voting trust, arrangement or agreement solely among the members of Saba and its Affiliates and the Saba Entities);

(d) seek, alone or in concert with others, (i) election or appointment to, or representation on, the Board of the Fund, or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board of the Fund, or (ii) the removal or resignation of any member of the Board of the Fund, or knowingly encourage any such actions in clause (i) or (ii) specifically with regard to the Fund;

(e) make any proposal for consideration by shareholders at any annual or special meeting of shareholders of the Fund (pursuant to Rule 14a-8 under the Exchange Act or otherwise), or take any action (other than in accordance with this Section 2.1 and Section 2.2) with respect to any shareholder proposal or written consent submitted prior to the date of this Agreement or during the Effective Period;

(f) make a request for a shareholder list or other books and records of the Fund under New York, Maryland or Delaware law or any other statutory or regulatory provision or otherwise;

(g) seek to control or influence the Board or the Fund or policies or management of the Fund;

(h) institute, solicit, knowingly assist in or join any litigation, arbitration or other proceeding against or involving the Fund or any of the current or former trustees or officers (each solely in their capacity as a trustee or officer of the Fund) (including derivative actions); provided, however, that for the avoidance of doubt the foregoing shall not prevent Saba, the Saba Entities or its Affiliates from (A) bringing litigation to enforce the provisions of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Fund against Saba, the Saba Entities or its Affiliates, (C) instituting litigation to enforce its rights with respect to claims that arise out of acts or omissions that occur after the date of this Agreement, or (D) responding to or complying with a validly issued legal process;

(i) make any public statement or public proposal with respect to (i) any change in the number or term of trustees or the filling of any vacancies on the Board of the Fund, (ii) the Fund's investment objective, investment strategy or performance, (iii) any change in the capitalization, share purchase program, dividend policy or distribution policy of the Fund, (iv) any other material change in the Fund's management, business or corporate structure with respect to the Fund, or (v) any waiver, amendment or modification to the declaration of trust or bylaws of the Fund;

(j) enter into any discussions, negotiations, arrangements or understandings with any person with respect to any of the foregoing, or advise, knowingly assist or knowingly encourage others to take any action with respect to any of the foregoing; or

(k) publicly, or privately in a manner that is intended to or would reasonably be expected to require any public disclosure by the Fund or Saba, request (x) that the Fund, the Board of the Fund or any of their respective representatives amend or waive any provision of this Section 2.1 (including this sentence) or (y) the Board of the Fund to specifically invite Saba or any of its Affiliates to take any of the actions prohibited by this Section 2.1.

Nothing herein shall be deemed to prohibit Saba and its Affiliates from communicating privately with the trustees, officers, and advisors of the Fund (including the Adviser) so long as such private communications would not be reasonably determined to trigger public disclosure obligations of the content of such communications for the Fund or any Party. In addition, the covenants set forth in this Section 2.1 shall not be deemed to prevent the voting of any Common Shares held by the Saba RICs proportionately in accordance with the method prescribed in the second clause of Section 12(d)(1)(E)(iii)(aa) of the 1940 Act in accordance with the proxy voting policy of the Saba RICs ("Mirror Voting").  For the avoidance of doubt, it is Saba's policy to vote, and therefore it will vote, the Common Shares held by the Saba RICs proportionately in accordance with Mirror Voting.

2.2 Saba covenants and agrees that during the Effective Period, it will, and will cause its Affiliates and the Saba Entities (except, for the avoidance of doubt, the Saba RICs) to:

(a) appear by proxy or otherwise at any annual or special meeting of shareholders of the Fund and cause all shares it and the Saba Entities and their respective Affiliates beneficially own and are entitled to vote as of the record date for such meeting to be counted as present thereat for purposes of a quorum; and

(b) except for any action that would be in contravention of this Agreement, vote or cause to be voted at any annual or special meeting of shareholders of the Fund, all of the shares it and the Saba Entities beneficially own and are entitled to vote as of the record date for such meeting (except, for the avoidance of doubt, for the Saba RICs) (i) in favor of any proposal with respect to which the Fund Board recommends a vote in favor of such proposal and (ii) against any proposal with respect to which the Fund Board recommends a vote against such proposal or any proposal made in opposition to, or in competition or inconsistent with, the recommendation of the Fund Board (including regarding the election of the Fund's Board's nominees or a shareholder proposal submitted to the Fund pursuant to Rule 14a-8 of the Exchange Act or otherwise); provided, however that Saba, its Affiliates and the Saba Entities are not required at any time to vote for or support a redomiciling or a merger and/or reorganization that results in a redomiciling to another state. For the avoidance of doubt, if Saba lends any shares of the Fund to any third party, Saba shall recall any such stock loan in advance of the record date for any vote of or consent by the shareholders of the Fund so that Saba shall have full voting rights with respect to all such loaned shares (except for the Saba RICs); and

Notwithstanding the foregoing, Saba shall have no obligations under Section 2.2 hereof in connection with any solicitation of votes, consents or approvals of shareholders of the Fund with respect to a transaction, proposal or arrangement that would violate the agreements and undertakings in this Agreement.

2.3 Upon the written request of the Fund, which shall be no more frequently than twice each fiscal year of the Fund, Saba will notify the Fund in writing of the number of shares beneficially owned by it and its Affiliates and the Saba Entities. Saba shall use its commercially reasonable efforts, including taking all actions practical, to prevent its present and future general partners, members, directors, officers and Affiliates, and any Saba Entity, from engaging in conduct otherwise prohibited by this Agreement.

2.4 Saba represents and warrants as follows:

(a) It has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly authorized, executed and delivered by it and is enforceable against Saba in accordance with its terms.

(c) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not contravene any provision of law applicable to it.

(d) Saba beneficially owns, directly or indirectly, and has the power to vote all the Common Shares as described in the recitals to this Agreement (except for shares of the Saba RICs, which shall be subject to Mirror Voting in accordance with the proxy voting policies presently in place at the Saba RICs), and its ownership of Common Shares has at all times complied with applicable provisions of the 1940 Act.

(e) As of the date hereof, neither Saba nor any of its Affiliates is a party to any derivative securities, including without limitation any swap or hedging transactions or other derivative agreement, or any securities lending or short sale arrangements, of any nature with respect to the shares of the Fund.

2.5 The Adviser represents and warrants as follows:

(a) It has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly authorized, executed and delivered by it and is enforceable against it in accordance with its terms.

(c) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not contravene any provision of law applicable to it.

(d) None of the events set forth in clauses (1) through (2) above of Section 1.1(f) of this Agreement have occurred or exist (as the case may be) as of the date of this Agreement or are expected to occur or exist at any future time that may affect the commencement or completion of the Tender Offer.

Section 3. Public Announcement

3.1 No later than one business day following the date of this Agreement, (a) the Adviser or the Fund will issue a press release substantially in the form attached as Exhibit A (the "FIMC Press Release") and (b) Saba shall issue one press release substantially in the form attached as Exhibit B (the "Saba Press Release" and, together with the FIMC Press Release, the "Press Releases"), and no Party shall make any public statement inconsistent with the Press Releases during the Effective Period in connection with the announcement of this Agreement. The Saba Press Release will be issued no earlier than thirty (30) minutes after the issuance of the FIMC Press Release. No Party shall issue additional press releases in connection with this Agreement or the actions contemplated hereby without the prior written consent of the other Party except as provided below. Nothing in this Agreement shall prevent (a) any Party from taking any action required by any governmental or regulatory authority or under applicable securities laws (except to the extent such requirement arose by discretionary acts by any Party), including without limitation any statements, filings, notices or announcements made in the context of an issuer tender offer conducted under Section 13(e)(1) of, or pursuant to Schedule TO under, the Exchange Act, (b) any Party from making any factual statement that is required in any compelled testimony or production of information, either by legal process, by subpoena or as part of a response to a request for information from any governmental authority with jurisdiction over such Party or as otherwise legally required and (c) any Party from communicating privately with their respective investors, prospective investors and governance boards regarding the terms of this Agreement.

3.2 Following the announcement of the Tender Offer in accordance with terms set forth herein, Saba shall promptly prepare and file an amendment to its applicable Schedule 13D filed with the U.S. Securities and Exchange Commission ("SEC") for the Fund reporting the entry into this Agreement (which will not contain any statement inconsistent with the Press Releases or this Agreement).

3.3 Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that the Fund may not effect a merger, redomiciling to another state, reorganization with another registered investment company nor issue additional shares (other than in connection with regularly scheduled distributions under a dividend reinvestment plan) at any time before the payment of the Tender Offer proceeds. The Parties acknowledge and agree that the Fund may merge or reorganize with another registered investment company for which the Adviser or its affiliates (or with any other funds that are managed or advised by a successor adviser) serves as investment adviser (whether or not the Fund is the surviving company), or redomicile, at any time after the payment of the Tender Offer proceeds. The Fund will ensure that the company surviving any such merger or reorganization with the Fund effects it in a manner that preserves the benefits of this Agreement.

Section 4. Termination

4.1 Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate at such time immediately following the failure to conduct and complete the Tender Offer in accordance with Section 1.1 of this Agreement.

4.2 Otherwise, this Agreement shall remain in full force and effect until:

(a) the end of the Effective Period; or

(b) such earlier or later other date as may be established by mutual written agreement of the Adviser and Saba; or

(c) the tenth (10th) business day after written notice by Saba to the Adviser advising of a material breach of this Agreement by the Adviser, if such breach has not been cured or remedied on or prior to such day; provided, however, that Saba is not in material breach of this Agreement at the time such notice is given; provided, further, that if the Parties are not in agreement as to whether there has been a material breach, the Agreement shall not be terminated until senior management of the Parties meet to discuss such disagreement, which meeting shall occur as promptly as reasonably practicable and in no event later than five (5) business days from a party's written request.

4.3 Section 6 will survive the termination of this Agreement. No termination pursuant to Section 4.1 or 4.2 relieves any Party from liability for any breach of this Agreement prior to such termination.

Section 5. No Disparagement

During the Effective Period, the Adviser and Saba shall each refrain from making, and shall cause their respective affiliates and its and their respective principals, directors, trustees, members, general partners, officers, agents, advisors, and employees, which in the case of the Adviser shall be limited to (a) the Adviser and its domestic affiliates, and (b) persons who are employees and who are Executive Vice Presidents and above of (i) the Adviser or its domestic affiliates, or (ii) the Fund, not to make or cause to be made any public statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons, that constitutes an ad hominem attack on, or otherwise, whether true or false, disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of, (a) in the case of such statements or announcements by Saba: the Adviser or any of its domestic affiliates, subsidiaries or advisors, or any of its or their respective principals, directors, members, general partners, officers, or employees or any person who has served in any such capacity (in each case, in any capacity relating to its services to the Fund); the Fund or any of its affiliates, subsidiaries or advisers (including the Adviser), or any of its or their respective current or former officers, trustees, directors or employees (including, without limitation, any statements or announcements regarding the Fund's strategy, operations, performance, products or services) (in each case solely as such statements or announcements relate to their sponsoring, advising or providing services to, or their positions with, the Fund), and (b) in the case of statements or announcements by the Adviser: Saba and its Affiliates, subsidiaries or advisors, or any of its or their respective principals, directors, members, general partners, officers, or employees or any person who has served in any such capacity with respect to Saba and Saba's advisors (in each case, solely as such statements or announcements relate to the investments of Saba or the Saba Private Funds in, or their dealings, relationships or arrangements with, the Fund).  For the avoidance of doubt, the Adviser represents that no employee of the Adviser or its domestic affiliates who is a Senior Vice President or junior thereto has the authority to speak for the Adviser, a domestic affiliate or the Fund on matters relating to the Fund or the Adviser on the terms of this Agreement or Saba.  For the further avoidance of doubt, the Adviser shall not authorize or direct anyone, including its or its domestic affiliates' employees, to make any such disparaging statements.

Section 6. Miscellaneous

 6.1 Specific Performance. Each Party hereto hereby acknowledges and agrees that irreparable harm will occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to seek specific performance hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in New York County, New York, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived. All rights and remedies under this Agreement are cumulative, not exclusive, and will be in addition to all rights and remedies available to any Party at law or in equity.

 6.2 Jurisdiction; Venue; Waiver of Jury Trial. The Parties hereto hereby irrevocably and unconditionally consent to and submit to the jurisdiction of the state or federal courts in New York County, New York (and the appellate courts thereof) for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, or the transactions contemplated hereby, in the state or federal courts in New York County, New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement.

 6.3 Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the Parties hereto. This Agreement supersedes all previous negotiations, representations and discussions by the Parties hereto concerning the subject matter hereof, and integrates the whole of all of their agreements and understandings concerning the same. No prior oral representations or undertakings concerning the subject matter hereof will operate to amend, supersede, or replace any of the terms or conditions set forth in this Agreement, nor will they be relied upon.

 6.4 Section Headings. Descriptive headings are for convenience only and will not control or affect the meaning or construction of any provision of this Agreement.

 6.5 Notice. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto will be validly given, made or served, if in writing and sent by email, with a copy by personal delivery, certified mail, return receipt requested, or by overnight courier service to:

If to the Adviser or the Fund, to:

Federated Investment Management Company

1001 Liberty Avenue

Pittsburgh, PA 15222

Attention: Peter J. Germain

 George F. Magera

Email: Peter.Germain@FederatedHermes.com

George.Magera@FederatedHermes.com

If to Saba, to

Saba Capital Management, L.P.
405 Lexington Avenue, 58th Floor
New York, NY 10174

Attention: Michael D'Angelo

Email: Michael. D'Angelo@sabacapital.com

 6.6 Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of any provisions of this Agreement in any other jurisdiction. In addition, the Parties agree to use their reasonable commercial efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any such term, provision, covenant or restriction that is held invalid, void or unenforceable by a court of competent jurisdiction.

 6.7 Expenses. All attorneys' fees, costs and expenses incurred in connection with this Agreement and all matters related hereto will be paid by the Party incurring such fees, costs or expenses.

 6.8 Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof.

 6.9 Binding Effect; No Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Parties hereto. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties hereto and those categories of persons specifically enumerated herein, or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. No Party to this Agreement may, directly or indirectly, assign its rights or delegate its obligations hereunder (whether voluntarily, involuntarily, or by operation of law) without the prior written consent of the other Parties. Any such attempted assignment or delegation will be null and void.

 6.10 Amendments; Waivers. No provision of this Agreement may be amended other than by an instrument in writing signed by the Parties hereto, and no provision hereof may be waived other than by an instrument in writing signed by the Party against whom enforcement is sought.

 6.11 Receipt of Adequate Information; No Reliance; Representation by Counsel. Each Party acknowledges that it has received adequate information to enter into this Agreement, that is has not relied on any promise, representation or warranty, express or implied not contained in this Agreement and that it has been represented by counsel in connection with this Agreement. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party by reason of the foregoing shall have no application and is expressly waived. The provisions of the Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties.

 6.12 Counterparts; Electronic Execution. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or other electronic means shall be effective as delivery of a manually executed counterpart hereof.

[Signature Pages Follow]

In Witness Whereof, the Parties hereto have executed this Agreement as of the date first above written.

Federated Investment Management Company

__________________________

Name:

Title:

Saba Capital Management, L.P.

__________________________

Name: Michael D'Angelo

Title:  General Counsel

Exhibit A

Federated Hermes Premier Municipal Income Fund announces tender offer

(PITTSBURGH, Pa., Aug. 30, 2024) - Federated Hermes Premier Municipal Income Fund (NYSE: FMN) today announced that (subject to certain conditions) it will commence a cash tender offer for up to 32% of its outstanding common shares. The tender offer will provide all shareholders the opportunity to tender some or all of their common shares at a price per common share of 99% of the fund's net asset value (NAV) per share as determined on the day the tender offer expires or the preceding business day. The fund anticipates the tender offer will commence Sept. 13, 2024, and end Oct. 11, 2024.

Should the number of common shares properly tendered, and not withdrawn, exceed 32% of the fund's outstanding common shares, the fund will purchase common shares from tendering common shareholders on a pro rata basis (with any adjustments needed to avoid fractional common shares). Accordingly, common shareholders cannot be assured that the fund will purchase all their tendered common shares. Additional terms and conditions of the fund's tender offer will be set forth in its offering materials, which will be distributed to its common shareholders.

Those common shareholders who choose to tender their shares can potentially receive a better share price than they might receive in the market. Common shareholders who choose not to tender their shares will benefit from the anticipated accretive impact on the NAV of the common shares due to the tender price being below NAV. The fund also will continue to operate as an exchange-listed closed-end fund-providing long-term shareholders the ability to pursue AMT-free tax-exempt income within a leveraged structure, with the opportunity for enhanced returns.

Absent an unknown material event occurring, the fund's investment advisor does not anticipate that the tender offer will affect the fund's ability to continue to maintain its total annual fund operating expenses at no greater than 0.99%, consistent with the Expense Limitation note to the fund's audited financial statements included in the fund's Annual Shareholder Report dated Nov. 30, 2023.

The fund's investment advisor recommended the tender offer in connection with entering into an agreement with Saba Capital Management, L.P. ("Saba"). During the effective period of the agreement, Saba has agreed to comply with certain standstill covenants and vote its shares in accordance with the recommendations of the fund's Board of Trustees.

Tender Offer Statement

The fund has not commenced the tender offer described in this press release. This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell common shares of the fund and the above statements are not intended to constitute an offer to participate in any tender offer. Information about the tender offer, including its commencement, will be provided by future public announcements. Shareholders will be notified in accordance with the requirements of the Securities Exchange Act of 1934, as amended, and the Investment Company Act of 1940, as amended, either by publication or mailing or both. The tender offer will be made only by an offer to purchase, a related letter of transmittal, and other documents to be filed with the SEC. Shareholders of the fund should read the offer to purchase and tender offer statement and related exhibits when those documents are filed and become available, as they will contain important information about the tender offer. These and other filed documents will be available to investors for free both at the website of the SEC and from the fund.

Investors can view additional portfolio fund and portfolio information in the Products section of FederatedHermes.com/us.

Federated Hermes, Inc. (NYSE: FHI) is a global leader in active, responsible investment management, with $782.7 billion in assets under management, as of June 30, 2024. We deliver investment solutions that help investors target a broad range of outcomes and provide equity, fixed-income, alternative/private markets, multi-asset and liquidity management strategies to more than 10,000 institutions and intermediaries worldwide. Our clients include corporations, government entities, insurance companies, foundations and endowments, banks and broker/dealers. Headquartered in Pittsburgh, Federated Hermes has more than 2,000 employees in London, New York, Boston and offices worldwide. For more information, visit FederatedHermes.com/us.

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Certain statements in this press release, such as those related to expenses, the commencement and expiration of the tender offer, performance, investment objectives and strategies, and investor preferences and demand, constitute or may constitute forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the fund to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Any forward-looking statement, and any level of business activity and financial results, are inherently subject to significant business, market, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the fund's or its investment adviser's control. Risks and uncertainties could vary significantly depending on various factors, such as market conditions, investment performance and investor behavior. Other risks and uncertainties include the risk factors discussed in the fund's annual and semi-annual shareholder reports as filed with the Securities and Exchange Commission. As a result, no assurance can be given as to future results, levels of activity, performance or achievements, and none of the fund, its investment adviser, or any other person assumes responsibility for the accuracy and completeness, or updating, of such statements in the future.

Exhibit B

Saba Capital Reaches Agreement With Federated Hermes

Federated Hermes Premier Municipal Income Fund Will Conduct a Cash Tender Offer for 32% of Its Shares at 99% of NAV

NEW YORK--(BUSINESS WIRE)--Saba Capital Management, L.P. (together with certain of its affiliates, "Saba"), today announced that it has entered into a standstill agreement with Federated Investment Management Company, which is the investment advisor of the Federated Hermes Premier Municipal Income Fund (NYSE: FMN) (the "Fund").

In connection with the agreement, the Fund will conduct a tender offer to purchase up to 32% of its outstanding common shares in cash. The tender offer will provide all shareholders the opportunity to tender some or all of their common shares at a price equal to 99% of the Fund's net asset value per share as determined on the day the tender offer expires or the preceding or subsequent business day. The tender offer is expected to commence September 13, 2024, and end October 11, 2024.

If greater than 32% of the Fund's outstanding common shares are properly tendered and not properly withdrawn, the Fund will purchase common shares tendered and not withdrawn on a prorated basis. If less than 32% of the Fund's outstanding common shares are properly tendered and not withdrawn, then the Fund will only be obligated to purchase such amount of common shares actually properly tendered and not withdrawn.

Pursuant to the terms of the agreement, Saba has also agreed to comply with certain standstill covenants and to vote its shares in accordance with the recommendations of the Fund's Board of Trustees.

About Saba Capital

Saba Capital Management, L.P. is a global alternative asset management firm that seeks to deliver superior risk-adjusted returns for a diverse group of clients. Founded in 2009 by Boaz Weinstein, Saba is a pioneer of credit relative value strategies and capital structure arbitrage. Saba is headquartered in New York City. Learn more at www.sabacapital.com.

Contacts

Longacre Square Partners

Charlotte Kiaie / Kate Sylvester, 646-386-0091

ckiaie@longacresquare.com / ksylvester@longacresquare.com